David R. Palmer
                                        (864) 232-8301



                    DELTA WOODSIDE ANNOUNCES
             PLANNED SPIN-OFFS OF APPAREL BUSINESSES

      Delta Woodside Industries, Inc. (NYSE-DLW) announced today that it plans to spin off to the Delta Woodside stockholders its two apparel businesses (Duck Head Apparel Company and Delta Apparel Company) as two separate publicly-owned corporations. Consummation of these spin-offs, which is expected to occur in the early part of calendar year 2000, is contingent upon the satisfaction of certain conditions, including registration of each of the apparel companies' stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, and obtaining satisfactory commercial debt financing.

      Delta Woodside is in the process of transferring various corporate functions to its three operating divisions (Delta Mills Marketing Company, Duck Head Apparel Company and Delta Apparel Company). Upon the complete transfer of these functions or at the time of the spin-offs (as appropriate), the functions currently performed at the Delta Woodside level will no longer need to be performed at that level, and the current executive officers of Delta Woodside will resign their positions with Delta Woodside. Upon consummation of the spin-offs, Delta Mills Marketing Company will be Delta Woodside's sole remaining business, and William Garrett, who currently heads the Delta Mills Marketing Company division, will become President and Chief Executive Officer of the remaining Delta Woodside.

      Delta Mills Marketing Company, headquartered in Greenville, South Carolina, sells a broad range of finished apparel fabrics primarily to branded apparel manufacturers and resellers, including Levi Strauss, Haggar Corp., the Wranglerr and Leer divisions of V. F. Corporation, Farah Incorporated, Kellwood Company and Liz Claiborne, Inc., and private label apparel manufacturers for J. C. Penney Company, Inc., Sears Roebuck & Co., Wal-Mart Stores, Inc., and other retailers.

      During the 1999, 1998, and 1997 fiscal years, the Delta Mills Marketing division of Delta Woodside had net sales of $314.2 million, $342.4 million, and $336.2 million, respectively, and operating profit of $40.5 million, $46.4 million and $50.6 million, respectively.
Page 2

      The Duck Head Apparel division, headquartered in Winder, Georgia, markets men's and boys' casual apparel sold under the "Duck Head" label, including pants, shorts and shirts. "Duck Head" labeled products are primarily marketed to regional and national retailers. In addition, the division licenses various other categories of apparel and accessories. The President and Chief Executive Officer of the new Duck Head Apparel Company is expected to be Robert Rockey, who is the current head of the Duck Head Apparel division.

      During the 1999, 1998 and 1997 fiscal years, the Duck Head Apparel division of Delta Woodside had net sales of $72.3 million, $86.3 million and $81.3 million, respectively, and operating profit (loss) of ($39.3 million), ($0.9 million) and $1.4 million, respectively.

       The Delta Apparel division, headquartered in Duluth, Georgia, produces knitted T-shirts, polo-type shirts and sweatshirts. The division markets its products primarily to companies that screen print shirts for resale and to distributors. The President and Chief Executive Officer of the new Delta Apparel Company is expected to be Robert Humphreys, who is the current head of the Delta Apparel division.

      During  the  1999, 1998 and 1997 fiscal  years,  the  Delta
Apparel division of Delta Woodside had net sales of $106.3 million, $106.3 million and $112.3 million, respectively, and operating (loss) of ($9.8 million), ($17.7 million) and ($5.6 million), respectively.

     In connection with the proposed spin-offs, significant equity incentives, in the form of stock options and incentive stock awards for the new public companies' stock, will be granted to the managements of the new companies.

     Delta Woodside cannot determine at this time whether the receipt of the apparel companies' stock will, or will not, be taxable to the Delta Woodside stockholders for Federal income tax purposes. At such time as Delta Woodside has sufficient information to determine the appropriate Federal income tax treatment of the spin-offs, it will promptly provide the necessary income tax information to the Delta Woodside shareholders. Delta Woodside believes that, even if the spin-offs are determined to be taxable for Federal income tax purposes, the spin-offs will still be in the best interests of Delta Woodside shareholders.

      E. Erwin Maddrey, II, President and Chief Executive Officer of Delta Woodside, stated: "As we have previously reported, Delta Woodside's Board has over the last several months been exploring several strategic alternatives. Based on our examination, we believe that the proposed spin-offs of our two apparel businesses, together with elimination of the Delta Woodside corporate overhead, is the best strategy available to the Company to maximize shareholder value. We are very excited by the prospects of the three Delta Woodside businesses in separate corporate forms."

       Delta Woodside Industries, Inc., headquartered in Greenville, South Carolina, manufactures and sells a wide variety of textile and apparel products. The Company, which employs about 5,000 people, operates 15 plants and 24 garment outlet stores. These facilities are located in 12 states, Costa Rica and Honduras.

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